EXHIBIT 2.1

SHARE EXCHANGE AGREEMENT

THIS SHARE EXCHANGE AGREEMENT is entered into as of February 10, 2025 (this “Agreement”), by and between Consumer Products Inc., British Columbia corporation (“Summit Consumer Products”) (the “Seller”), and NFiniTi inc., a Nevada corporation (the “Buyer”). Each party to this Agreement is referred to herein as a “Party,” and they are all referred to collectively as “Parties.”

W I T N E S S E T H:

WHEREAS, the Seller owns one hundred (100) shares (the “Shares”) of the common stock, par value $0.001 per share (the “Common Stock”), of Artisan Beverages, Inc., a Delaware corporation (the “Company”).

WHEREAS, the Seller desires to sell the Shares to the Buyer, and the Buyer desires to purchase the Shares from the Seller, subject to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and of the mutual representations, warranties and agreements set forth herein, the Parties hereto agree as follows:

ARTICLE I

SALE AND PURCHASE OF SHARES

1.1 Incorporation of Recitals; Definitions. The provisions and recitals set forth above are hereby referred to and incorporated herein and made a part of this Agreement by reference.

1.2 Sale and Purchase of Shares. Subject to the terms and conditions of this Agreement, at the Closing, as full consideration for the sale, assignment, transfer and delivery of the Shares by the seller to the Buyer, the Buyer agrees shall issue to the Buyer an aggregate of 15,788,578,500 shares (the “Acquisition Shares”) of common stock of Buyer (the “Purchase Price”). On the Closing Date (as defined below), the Buyer shall surrender the certificate or certificates that immediately prior to the Closing representing the Shares to an exchange agent designated by Buyer in exchange for the Shares. In lieu of issuing the Acquisition Shares directly to Seller, and if so directed by Seller, Buyer shall issue to the shareholders of Seller the Acquisition Shares on a pro rata basis based upon their respective beneficial ownership interest in Summit Consumer Products, as certified by the President of Summit Consumer Products, at the Closing.

1.3 Closing. Subject to the terms and conditions of this Agreement, the closing of the transactions contemplated by this Agreement (the “Closing”) shall take place on February 13, 2025 (the “Closing Date”). On the Closing Date, the Seller shall deliver to the Buyer: (a) stock certificate(s) evidencing the Shares in negotiable form, duly endorsed in blank, or with stock transfer powers attached thereto (the “Share Certificates”); (b) resignations of the officers and directors of the Company and their written appointment of one or more persons designated by the Buyer as successor officers and directors; and (c) all corporate documents (minutes, resolutions, agreements and contracts), accounting records, financial statements, tax returns, bank accounts, check books, corporate seals, memorandum and articles and amendments, etc. of the Company. On the Closing Date, the Buyer shall deliver the Purchase Price for the purchase of the Shares in accordance with the terms and conditions of this Agreement.

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ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE SELLER

Except as set forth under the corresponding section of the disclosure schedules (the “Disclosure Schedules”), which Disclosure Schedules shall be deemed a part hereof, the Seller hereby represents and warrants to the Buyer that now and as of the Closing:

2.1 Due Organization and Qualification; Subsidiaries; Due Authorization.

(a) The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, with full corporate power and authority to own, lease and operate its business and properties and to carry on its business in the places and in the manner as presently conducted. The Company is duly qualified and in good standing as a foreign corporation in each jurisdiction in which the properties owned, leased or operated, or the business conducted, by it requires such qualification except for any failure to qualify, which when taken together with all other failures to qualify, is not likely to have a material adverse effect on the business of the Company. The Company is not, and has never been, qualified to do business in any other state in the United States.

(b) The Company does not have, and has never had, any subsidiaries and does not own, directly or indirectly, any capital stock, equity or interest in any corporation, firm, partnership, joint venture or other entity.

(c) The Seller is the record and beneficial owner of the Shares and has sole power and authority over the disposition of the Shares. The Shares are free and clear of any liens, claims, encumbrances, and charges. The Shares have not been sold, conveyed, encumbered, hypothecated or otherwise transferred by the Seller except pursuant to this Agreement. The Seller has the legal right to enter into and to consummate the transactions contemplated hereby and otherwise to carry out their obligations hereunder. This Agreement constitutes the valid and binding obligation of the Seller. The execution, delivery and performance by the Seller of this Agreement does not violate any contractual restriction contained in any agreement which binds or affects or purports to bind or affect the Seller. The Seller is not a party to any agreement, written or oral, creating rights in respect of any of the Shares in any third party or relating to the voting of the Shares. The Seller is not a party to any outstanding or authorized options, warrants, rights, calls, commitments, conversion rights, rights of exchange or other agreements of any character, contingent or otherwise, providing for the purchase, issuance or sale of any of the Shares, and there are no restrictions of any kind on the transfer of any of the Shares other than (a) restrictions on transfer imposed by the Securities Act of 1933, as amended (the “Securities Act”) and (b) restrictions on transfer imposed by applicable state securities or “blue sky” laws. The Seller acknowledges that the Seller has been advised that the Buyer or others may take various actions including actions which result in the Shares greatly increasing in value and that by executing this agreement, the Seller expressly waives any and all right to participate in any way in any such increase in value of the Shares.

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2.2 No Conflicts or Defaults. The execution and delivery of this Agreement by the Seller and the consummation of the transactions contemplated hereby do not and shall not (a) contravene the Certificate of Incorporation or Bylaws of the Company or (b) with or without the giving of notice or the passage of time (i) violate, conflict with, or result in a breach of, or a default or loss of rights under, any material covenant, agreement, contract, mortgage, indenture, guarantee, note, lease, instrument, commitment, accommodation, letter of credit, arrangement, understanding, permit or license, whether written or oral, to which a Seller or the Company is a party or by which a Seller or the Company is bound (each, a “Contract”), or any judgment, order or decree, or any federal, state, local, foreign or other statute, law, ordinance, rule or regulation to which a Seller or the Company is subject, (ii) result in the creation of, or give any party the right to create, any mortgage, security interest, lien, charge, easement, lease, sublease, covenant, option, claim, restriction or encumbrance or any other right or adverse interest (each, a “Lien”) upon any of the properties or assets of the Company, (iii) terminate or give any party the right to terminate, amend, abandon or refuse to perform, any Contract to which a Seller or the Company is a party or by which the Company’s assets are bound, or (iv) accelerate or modify, or give any party the right to accelerate or modify, the time within which, or the terms under which, a Seller or the Company is to perform any duties or obligations or receive any rights or benefits under any material agreement, arrangement or commitment to which it is a party.

2.3 Capitalization. On the Closing Date, the authorized capital stock of the Company consists of 100 shares of Common Stock, par value $0.001 per share, of which 100 shares are, as of the date hereof, issued and outstanding (“Company Shares”). Disclosure Schedule 2.3 lists each of the stockholders of record, including the name of record, address and number of shares held by such stockholder. All of the Company Shares are duly authorized, validly issued, fully paid and nonassessable, and have not been issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right, or any similar right of stockholders. The Company Shares are not, and the Shares are not and will not be as of the Closing, subject to any preemptive or subscription right. There is no outstanding voting trust agreement or other contract, agreement, arrangement, option, warrant, call, commitment or other right of any character obligating or entitling the Company to issue, sell, redeem or repurchase any of its securities, and there is no outstanding security of any kind convertible into or exchangeable for the Common Stock of the Company, nor has the Company, or any of its agents orally agreed to issue any of the foregoing. There are no declared or accrued unpaid dividends with respect to any shares of the Company’s Common Stock. There are no agreements, written or oral, between the Company and any of its stockholders or among any stockholders relating to the acquisition (including without limitation rights of first refusal or preemptive rights), or disposition, or registration under the Securities Act or voting of the capital stock of the Company. There are no outstanding shares of Common Stock that are subject to vesting. The Company has no capital stock other than the Common Stock authorized, issued or outstanding.

2.4 Financial Matters. Except for its rights under that certain License Agreement, dated April 19, 2024, by and between the Company and TGI Friday’s Inc., a New York corporation (the TGI Friday’s License Agreement”), the Company does not have any (a) assets of any kind or (b) liabilities or obligations of any kind, whether secured or unsecured, accrued, determined, absolute or contingent, asserted or unasserted or otherwise, which are required to be reflected or reserved in a balance sheet or the notes thereto under U.S. generally accepted accounting principles, and which are not reflected in the Company Existing Financial Statements.

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2.5 Taxes. The Company has filed all United States federal, state, county, local and foreign, national, provincial and local returns and reports which were required to be filed on or prior to the Closing Date hereof in respect of all income, withholding, franchise, payroll, excise, property, sales, use, value-added or other taxes or levies, imposts, duties, license and registration fees, charges, assessments or withholdings of any nature whatsoever (together, “Taxes”), and has paid all Taxes (and any related penalties, fines and interest) which have become due pursuant to such returns or reports or pursuant to any assessment which has become payable, or, to the extent its liability for any Taxes (and any related penalties, fines and interest) has not been fully discharged, the same have been properly reflected as a liability on the books and records of the Company and adequate reserves therefor have been established. All such returns and reports filed on or prior to the date hereof have been properly prepared and are true, correct (and to the extent such returns reflect judgments made by the Company, as the case may be, such judgments were reasonable under the circumstances) and complete in all material respects. The amount shown on the Company’s most recent balance sheet in the Company Existing Financial Statements as provision for taxes is sufficient in all material respects to pay all accrued and unpaid federal, state, local and foreign taxes for the period then ended and all prior periods. No Tax Return or Tax Return liability of the Company has been audited or, is presently under audit. The Company has not given or been requested to give waivers of any statute of limitations relating to the payment of any Taxes (or any related penalties, fines and interest). There are no claims pending or, to the knowledge of the Seller, threatened, against the Company for past due Taxes. All payments for withholding taxes, unemployment insurance and other amounts required to be paid for periods prior to the date hereof to any governmental authority in respect of employment obligations of the Company, including, without limitation, amounts payable pursuant to the Federal Insurance Contributions Act, have been paid or shall be paid prior to the Closing and have been duly provided for on the books and records of the Company and in the Company Existing Financial Statements. All such amounts and penalties are set forth in the Company’s most recent balance sheet in the Company Existing Financial Statements.

2.6 Indebtedness; Contracts; No Defaults; Liabilities.

(a) The Company has no covenant, agreement, contract, mortgage, indenture, guarantee, note, lease, instrument, commitment, accommodation, letter of credit, arrangement, understanding, permit or license, whether written or oral, to which the Company is a party.

(b) Neither the Company, nor, to the Seller’ knowledge, any other person or entity, is in breach of, or in default under any Contract to which the Company is a party, and no event or action has occurred, is pending or is threatened, which, after the giving of notice, passage of time or otherwise, would constitute or result in such a breach or default by the Company or, to the knowledge of the Seller, any other person or entity. The Company has not received any notice of default under any Contract to which it is a party, which default has not been cured to the satisfaction of, or duly waived by, the party claiming such default on or before the date hereof.

(c) Other than the Company Liabilities in the amount of $190,452 disclosed in the Buyer’s audit of the Company, the Company does not have any obligations or liabilities of any nature (matured or unmatured, fixed or contingent).

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2.7 Assets. The Company does not own or lease any real property. The Company does not own or lease any assets or personal property.

2.8 Compliance.

(a) The Company is not conducting its respective business or affairs in violation of any applicable federal, state, local, foreign or other law, ordinance, rule, regulation, court or administrative order, decree or process, or any requirement of insurance carriers. The Company has not received any notice of violation or claimed violation of any such law, ordinance, rule, regulation, order, decree, process or requirement.

(b) The Company is in compliance with all applicable federal, state, local, foreign and other laws, rules and regulations. There are no claims, notices, actions, suits, hearings, investigations, inquiries or proceedings pending or, to the knowledge of the Seller, threatened against the Company, and there are no past or present conditions that the Seller or the Company has reason to believe may give rise to any liability or other obligations of the Company under any circumstances.

2.9 Permits and Licenses. The Company has all certificates of occupancy, rights, permits, certificates, licenses, franchises, approvals and other authorizations as are reasonably necessary to conduct its business and to own, lease, use, operate and occupy its assets, at the places and in the manner now conducted and operated. There are no claims, notices, actions, suits, hearings, investigations, inquiries or proceedings pending or, to the knowledge of the Seller, threatened against the Company, and there are no past or present conditions that the Seller or the Company has reason to believe may give rise to any liability or other obligations of the Company pertaining to the failure to obtain any material permit, certificate, license, approval or other authorization required by any federal, state, local or foreign agency or other regulatory body, the failure of which to obtain would materially and adversely affect its business.

2.10 Litigation.

(a) There are no claims, notices, actions, suits, hearings, investigations, inquiries or proceedings pending or, to the knowledge of the Seller, threatened, against or affecting the business of the Company, or challenging the validity or propriety of the transactions contemplated by this Agreement, and there are no past or present conditions that the Seller or the Company has reason to believe may give rise to any liability or other obligations of the Company, at law or in equity or admiralty or before any federal, state, local, foreign or other governmental authority, board, agency, commission or instrumentality, nor has any such claim, dispute, action, suit, proceeding or investigation been pending or threatened during the twelve (12) month period preceding the date hereof;

(b) There is no outstanding judgment, order, writ, ruling, injunction, stipulation or decree of any court, arbitrator or federal, state, local, foreign or other governmental authority, board, agency, commission or instrumentality, against or affecting the business of the Company; and

(c) The Company has not received any written or verbal inquiry from any federal, state, local, foreign or other governmental authority, board, agency, commission or instrumentality concerning the possible violation of any law, rule or regulation or any matter disclosed in respect of its business.

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2.11 Insurance. The Company does not currently maintain any form of insurance.

2.12 Certificate of Incorporation and Bylaws; Minute Books. Copies of the Company’s Certificate of Incorporation and its Bylaws have been provided to the Buyer. Such copies of the Certificate of Incorporation and Bylaws (or similar governing documents) of the Company, and all amendments to each as provided are true, correct and complete. The minute books of the Company as forwarded to the Buyer contain true, correct and complete records of all meetings and consents in lieu of meetings of its Board of Directors of the Company (and any committees thereof), or similar governing bodies, since the time of its organization. The stock books and the stockholder list of the Company as forwarded to the Buyer are true, correct and complete.

2.13 Employee Benefit Plans. The Company does not maintain, nor has the Company maintained in the past, any employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), or any plans, programs, policies, practices, arrangements or contracts (whether group or individual) providing for payments, benefits or reimbursements to employees, officers or consultants of the Company, former employees, officers or consultants of the Company, their beneficiaries and dependents under which such employees, officers or consultants, former employees, officers or consultants, their beneficiaries and dependents are covered through an employment relationship with the Company, any entity required to be aggregated in a controlled group or affiliated service group with the Company for purposes of ERISA or the Internal Revenue Code of 1986 (the “Code”), including, without limitation, under Section 414(b), (c), (m) or (o) of the Code or Section 4001 of ERISA, at any relevant time.

2.14 Patents; Trademarks and Intellectual Property Rights. The Company does not own or possess any patents, trademarks, service marks, trade names, copyrights, mask-works, trade secrets, licenses, information, data, Internet web site(s) or proprietary rights of any nature. The business conducted by the Company has not and will not cause the Company to infringe or violate any of the patents, trademarks, service marks, trade names, copyrights, mask-works, licenses, trade secrets, processes, data, know-how or other intellectual property rights of any other person or entity. The Company owns the entire right, title and interest in and to, and has the exclusive perpetual royalty-free right to use, the Intellectual Property, free and clear of all Liens.

2.15 Environmental Matters. The Company has never: (i) operated any underground storage tanks at any property that the Company has at any time owned, operated, occupied or leased; or (ii) illegally released any material amount of any substance that has been designated by any Governmental Entity or by applicable federal, state, local, foreign or other law to be radioactive, toxic, hazardous or otherwise a danger to health or the environment, including, without limitation, asbestos, petroleum, and urea-formaldehyde and all substances listed as hazardous substances pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, or defined as a hazardous waste pursuant to the United States Resource Conservation and Recovery Act of 1976, as amended, and the regulations promulgated pursuant to said laws, but excluding office and janitorial supplies properly and safely maintained. The Company, its business and its assets have been and are in compliance with all federal, state, local, foreign and other environmental laws, rules and regulations.

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2.16 Brokers. Neither the Company nor the Seller has agreed to or incurred any obligation or other liability that could be claimed against the Company, the Seller or the Buyer or any other person for any finder’s fee, brokerage commission or similar payment.

2.17 Affiliate Transactions. No officer, director, employee or other affiliate of the Company (or any of the relatives or affiliates of any of the aforementioned persons) is a party to any agreement, contract, commitment or transaction with the Company or affecting the business of the Company, or has any interest in any property, whether real, personal or mixed, or tangible or intangible, used in or necessary to the Company which will subject the Company to any liability or obligation from and after the Closing Date.

2.18 Disclosure Schedules. All lists or other statements, information or documents set forth in, or attached to any Disclosure Schedules provided pursuant to this Agreement or delivered hereunder shall be deemed to be representations and warranties by the Company with the same force and effect as if such lists, statements, information and documents were set forth herein. Any list, statement, document or any information set forth in, or attached to any Disclosure Schedules provided pursuant to this Agreement or delivered hereunder shall not be deemed to constitute disclosure for the purposes of any other Disclosure Schedules provided pursuant to this Agreement unless specific cross reference is made and shall survive after the Closing.

2.19 Representations and Warranties. The representations and warranties of the Seller included in this Agreement and any list, statement, document or information set forth in, attached to any Disclosure Schedules and Exhibits provided pursuant to this Agreement or delivered hereunder, are true and complete in all material respects and do not contain any untrue statement of a material fact or omit to state a material fact required to be stated herein or therein or necessary to make the statements contained herein or therein not misleading, under the circumstance under which they were made and shall survive after the Closing as set forth herein.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE BUYER

The Buyer hereby represents and warrants to the Seller that now and as of the Closing:

3.1 Authority Relative to this Agreement. The Buyer has the requisite power and authority to enter into this Agreement and carry out its obligations hereunder. This Agreement has been duly and validly executed and delivered by the Buyer and constitutes a valid and binding obligation of the Buyer, enforceable in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors’ rights generally or by general principles of equity.

3.2 Buyer Representation Regarding the Securities. The Buyer understands that the Shares are “restricted securities” and have not been registered under the Securities Act or any applicable state securities law and the Buyer is acquiring the Shares as principal for its own account and not with a view to or for distributing or reselling the Shares or any part thereof, has no present intention of distributing any of the Shares and has no arrangement or understanding with any other persons regarding the distribution of the Shares (this representation and warranty not limiting the Buyer’s right to sell the Shares in compliance with applicable federal and state securities laws).

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3.3 Experience of the Buyer. The Buyer, either alone or together with its representatives, have such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of the prospective investment in the Shares, and has so evaluated the merits and risks of such investment. The Buyer is able to bear the economic risk of an investment in the Shares and, at the present time, is able to afford a complete loss of such investment.

3.4 General Solicitation. The Buyer is not receiving the Shares as a result of any advertisement, article, notice or other communication regarding the Shares published in any newspaper, magazine or similar media or broadcast over television or radio or presented at any seminar or any other general solicitation or general advertisement.

3.5 Buyer Common Stock. As of February 9, 2025, Issuer has:

(a) authorized capital stock which consists of 450,000,000 shares of common stock, par value $0.001 per share, of which 120,000,000 shares of common stock are issued and outstanding. All of such outstanding shares have been validly issued and are fully paid and nonassessable. No shares of Common Stock are subject to preemptive rights or any other similar rights or any liens or encumbrances suffered or permitted by Issuer; and

(b) no outstanding warrants to purchase shares of common stock; and

The Acquisition Shares, when issued in connection with this Agreement and the other Transactional Agreements, will be duly authorized, validly issued, fully paid and nonassessable. Buyer agrees and covenants to Seller to issue to Seller any Acquisition Shares as promptly as possible after the Closing Date that remain unissued in full payment of the Purchase Price to Seller.

3.6 SEC Documents. The Buyer makes reference to all documents filed by the Company with the United States Securities and Exchange Commission (the “SEC”), as posted on the SEC’s website, www.sec.gov: (collectively, the “SEC Documents”). The SEC Documents constitute all of the documents and reports that the Company was required to file with the SEC pursuant to the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations promulgated thereunder by the SEC. The financial statements together with the notes thereto, included in the SEC Documents (all such statements being referred to collectively as the “Company Existing Financial Statements”), have been prepared in accordance with U.S. generally accepted accounting principles applied on a basis consistent throughout all periods presented. These Company Existing Financial Statements present fairly the financial position of the Company as of the dates and for the periods indicated. The books of account and other financial records of the Company have been maintained in accordance with applicable legal and accounting requirements (including U.S. generally accepted accounting principles) and the Company Existing Financial Statements are consistent with such books and records.

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(a) Since the date of the latest Company Existing Financial Statements, (the “Most Recent Date”), there has been no material adverse change in the condition, financial or otherwise, net worth, prospects or results of operations of the Company. Without limiting the foregoing, since the Most Recent Date:

(i) the Company has not sold, leased, transferred or assigned any of its assets, tangible or intangible, other than in the ordinary course of business;

(ii) the Company has not entered into any Contract;

(iii) no party (including the Company) has accelerated, terminated, modified or canceled any Contract to which the Company is a party or by which the Company or its assets are bound;

(iv) the Company has not made any capital expenditure (or series of related capital expenditures) of whatever nature;

(v) the Company has not made any capital investments in, any loans to, or any acquisitions of the securities or assets of any other person (or a series of related capital investments, loans and acquisitions);

(vi) declared or paid any dividends or made any other distribution to its stockholders whether or not upon or in respect of any shares of its capital stock;

(vii) redeemed or otherwise acquired any shares of its capital stock (except upon the exercise of outstanding options) or any option, warrant or right relating thereto;

(viii) the Company has not issued any notes, bonds or other debt securities, or created, incurred, assumed or guaranteed any Liens, liabilities, obligations or indebtedness for borrowed money or capitalized lease obligation;

(ix) the Company has not canceled, compromised, waived or released any right or claim (or series of related rights and claims) or material indebtedness;

(x) the Company has not made any loans to, or entered into any other transactions with, any of its directors, officers, or employees;

(xi) the Company has not hired any employees or consultants; and

(xii) the Company has not committed to do any of the foregoing.

ARTICLE IV

COVENANTS

4.1 Resignation and Appointment of the Company’s Officers and Directors. Effective as of the Closing Date, (a) the Seller will cause the Company’s officers to resign and be duly replaced by the Buyer’s designees; and (b) the Seller will cause the Company’s directors to resign and be duly replaced by Buyer’s designees. The Seller shall deliver to the Buyer written resignations, effective as of the Closing Date, of the officers and directors of the Company.

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4.2 Cooperation and Exchange of Information with regard to SEC Filings. The Seller shall provide the Buyer with such cooperation and information as the Buyer reasonably may request of the Seller in filing any document with the SEC or the Financial Industry Regulatory Authority, Inc. on behalf of the Company relating to any period occurring on or prior to the Closing Date, including any schedule or attachment thereto, and including any amendment.

4.3 Cooperation and Exchange of Information with regard to Taxes. The Seller shall provide the Buyer with such cooperation and information as the Buyer reasonably may request of the Seller in filing any tax return, declaration, report, claim for refund, information return or statement or other document relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof of the Company and in connection with any audit or other proceeding in respect of Taxes of the Company. Such cooperation and information shall include providing copies of relevant tax returns or portions thereof, together with accompanying schedules, related work papers and documents relating to rulings or other determinations by tax authorities. The Seller shall deliver all tax returns, schedules and work papers, records and other documents in its possession relating to Tax matters of the Company for any taxable period beginning before the Closing Date to the Buyer.

4.4 No Inconsistent Action. Neither the Seller nor the Buyer will take any action which is inconsistent with their respective obligations under this Agreement.

ARTICLE V

DELIVERIES & CONDITIONS

5.1 Items to be delivered to the Buyer at the Closing by the Seller. The Buyer’s obligation to purchase the Shares hereunder is conditioned on the following closing conditions and deliveries:

(a) Delivery by the Seller of the following:

(i) The Company’s Certificate of Incorporation and amendments thereto, Bylaws and amendments thereto;

(ii) All minutes and resolutions of the Board of Directors of the Company and of the stockholders (and meetings of stockholders) in possession of the Company;

(iii) Stockholder list of the Company, listing the names of record, addresses and number of shares held as of the Closing Date, certified by the Company’s transfer agent;

(iv) All books and records of the Company; all financial books, records and statements of the Company, and all Tax Returns, schedules and work papers, records and other documents relating to the Tax matters of the Company;

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(v) A duly executed copy of this Agreement;

(vi) The Disclosure Schedules and Exhibits hereto;

(vii) Letters of resignation from the Company’s current officers and directors to be effective upon the Closing and confirming that they have no claim against the Company in respect of any outstanding remuneration or fees of whatever nature to be effective upon the Closing and after the appointments, with the resignation of the directors to take effect on the Closing Date;

(viii) Executed board resolutions authorizing and approving the actions to be performed by the Company hereunder and appointing designees of the Buyer as members of the Board of Directors or officers of the Company as set forth in Exhibit A;

(ix) A certificate, executed by the Seller as of the Closing Date, certifying (1) to the fulfillment of all of the conditions to the Buyer’s obligations under this Agreement, (2) that each of the representations and warranties of the Seller as set forth in Article 2 of this Agreement is true and correct in all material respects as of the Closing Date as though made on and as of the Closing Date and (3) as to the Certificate of Incorporation and Bylaws of the Company, as in effect on and as of the Closing Date.

(x) The Share Certificates;

(xi) Good standing and existence certificates for the Company from the State of Nevada;

(xii) An instruction letter issued by the Company to the Company’s transfer agent authorizing and instructing the transfer of the Shares from the Seller to the Buyer pursuant to this Agreement and the signed instruments of transfer for the Share Certificates and any other documents or legal opinions by the Company’s legal counsel required for the transfer of the Shares; and

(xiii) Any other document listed in Section 1.3 or reasonably requested by the Buyer that the Buyer deems necessary for the consummation of this transaction.

(b) The Buyer is satisfied with its due diligence investigation of the Company, in its sole discretion;

(c) The Buyer’s designees for the officer and director positions of the Company shall have been duly appointed; and

(d) The representations and warranties set forth in Article 2 of this Agreement shall be true and correct in all material respects.

5.2 Items to be delivered at the Closing by Buyer. The Seller’s obligations to sell the Shares hereunder is conditioned on the following closing conditions and deliveries by the Buyer:

(a) A duly executed copy of this Agreement;

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(b) The Disclosure Schedules and Exhibits hereto;

(c) An authorized officer of the Buyer shall deliver to the Seller at the Closing a certificate certifying that each of the representations and warranties of the Buyer as set forth in Section 3 of this Agreement is true and correct in all material respects as of the Closing Date as though made on and as of the Closing Date;

(d) Any other document reasonably requested by the Seller that he deems necessary for the consummation of this transaction; and

(e) The Purchase Price.

ARTICLE VI

INDEMNIFICATION

6.1 Indemnification.

(a) Obligation of the Seller to Indemnify. The Seller, jointly and severally, shall indemnify, defend and hold harmless the Buyer (and its directors, officers, employees, affiliates, stockholders, debenture holders, agents, attorneys, successors and assigns) from and against all losses, liabilities, damages, deficiencies, costs or expenses (including interest, penalties and reasonable attorneys’ and consultants’ fees and disbursements) (collectively, “Losses”) based upon, arising out of or otherwise in respect of any (i) inaccuracy in any representation or warranty of the Seller contained in this Agreement or (ii) breach by the Seller of any covenant or agreement contained in this Agreement.

(b) Obligation of the Buyer to Indemnify. The Buyer agrees to indemnify, defend and hold harmless the Seller from and against all Losses based upon, arising out of or otherwise in respect of any (i) inaccuracy in any representation or warranty of the Buyer contained in this Agreement or (ii) breach by the Buyer of any covenant or agreement contained in this Agreement.

(c) Notice and Opportunity to Defend. Promptly after receipt by any person entitled to indemnity under this Agreement (an “Indemnitee”) of notice of any demand, claim or circumstances which, with the lapse of time, would or might give rise to a claim or the commencement (or threatened commencement) of any action, proceeding or investigation (an “Asserted Liability”) that may result in a Loss, the Indemnitee shall give notice thereof (the “Claims Notice”) to any other party (or parties) who is or may be obligated to provide indemnification pursuant to Section 6.1(a) (the “Indemnifying Party”). The Claims Notice shall describe the Asserted Liability in reasonable detail and shall indicate the amount (estimated, if necessary and to the extent feasible) of the Loss that has been or may be suffered by the Indemnitee.

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(d) The Indemnifying Party may elect to compromise or defend, at its own expense and by its own counsel, any Asserted Liability. If the Indemnifying Party elects to compromise or defend such Asserted Liability, it shall within thirty (30) days after the date the Claims Notice is given (or sooner, if the nature of the Asserted Liability so requires) notify the Indemnitee of its intent to do so, and the Indemnitee shall cooperate, at the expense of the Indemnifying Party, in the compromise of, or defense against, such Asserted Liability. If the Indemnifying Party elects not to compromise or defend the Asserted Liability, fails to notify the Indemnitee of its election as herein provided or contests its obligation to indemnify under this Agreement, the Indemnitee may pay, compromise or defend such Asserted Liability and all reasonable expenses incurred by the Indemnitee in defending or compromising such Asserted Liability, all amounts required to be paid in connection with any such Asserted Liability pursuant to the determination of any court, governmental or regulatory body or arbitrator, and amounts required to be paid in connection with any compromise or settlement consented to by the Indemnitee, shall be borne by the Indemnifying Party. Except as otherwise provided in the immediately preceding sentence, the Indemnitee may not settle or compromise any claim over the objection of the Indemnifying Party. In any event, the Indemnitee and the Indemnifying Party may participate, at their own expense, in (but the Indemnitee may not control) the defense of such Asserted Liability. If the Indemnifying Party chooses to defend any claim, the Indemnitee shall make available to the Indemnifying Party any books, records or other documents within its control that are necessary or appropriate for such defense.

6.2 Tax Indemnification. The Seller shall indemnify the Company, the Buyer, and each Buyer Indemnitee and hold them harmless from and against (a) any Loss attributable to any breach of or inaccuracy in any representation or warranty made in Section 2.6; (b) any Loss attributable to any breach or violation of, or failure to fully perform, any covenant, agreement, undertaking or obligation in this Section 6.2; (c) all Taxes of the Company or relating to the business of the Company for all pre-Closing Tax periods; and (d) any and all Taxes of any person imposed on the Company arising under the principles of transferee or successor liability or by contract, relating to an event or transaction occurring before the Closing Date. In each of the above cases, together with any out-of-pocket fees and expenses (including attorneys’ and accountants’ fees) incurred in connection therewith. The Seller shall reimburse the Buyer for any Taxes of the Company that are the responsibility of the Seller pursuant this Section 6.2 within ten (10) business days after payment of such Taxes by the Buyer or the Company. In the case of Taxes that are payable with respect to taxable period that begins before and ends after the Closing Date (each such period, a “Straddle Period”), the portion of any such Taxes that are treated as pre-Closing Taxes for purposes of this Agreement shall be: (a) in the case of Taxes based upon, or related to, income or receipts, deemed equal to the amount which would be payable if the taxable year ended with the Closing Date; and (b) in the case of other Taxes, deemed to be the amount of such Taxes for the entire period multiplied by a fraction the numerator of which is the number of days in the period ending on the Closing Date and the denominator of which is the number of days in the entire period.

ARTICLE VII

MISCELLANEOUS

7.1 Survival of Representations, Warranties and Agreements. All representations, warranties and statements made by a Party in this Agreement or in any document or certificate delivered pursuant hereto shall survive the Closing Date. Each of the Parties hereto is executing and carrying out the provisions of this Agreement in reliance upon the representations, warranties and covenants and agreements contained in this Agreement or at the Closing of the transactions herein provided for and not upon any investigation which it might have made or any representation, warranty, agreement, promise or information, written or oral, made by the other Party or any other person other than as specifically set forth herein.

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7.2 Access to Books and Records. During the course of this transaction, the Seller agrees to make available for inspection all Company corporate books, records and assets, and otherwise afford the Buyer and its respective representatives, reasonable access to all documentation and other information concerning the business, financial and legal conditions of the Company for the purpose of conducting a due diligence investigation thereof. Such due diligence investigation shall be for the purpose of satisfying each Party as to the business, financial and legal condition of the Company for the purpose of determining the desirability of consummating the proposed transaction. The Parties further agree to keep confidential and not use for their own benefit, except in accordance with this Agreement any information or documentation obtained in connection with any such investigation.

7.3 Further Assurances. If, at any time after the Closing, the Parties hereby mutually agree that any further deeds, assignments or assurances in law or any other things are necessary, desirable or proper to complete the transactions contemplated hereby in accordance with the terms of this Agreement or to vest, perfect or confirm, of record or otherwise, the title to any property or rights of the Parties hereto, the Parties agree that their proper officers and directors shall execute and deliver all such proper deeds, assignments and assurances in law and do all things necessary, desirable or proper to vest, perfect or confirm title to such property or rights and otherwise to carry out the purpose of this Agreement, and that the proper officers and directors the Parties are fully authorized to take any and all such action.

7.4 Notice. All communications, notices, requests, consents or demands given or required under this Agreement shall be in writing and shall be deemed to have been duly given when delivered to, or received by prepaid registered or certified mail or recognized overnight courier addressed to, or upon receipt of a facsimile sent to, the Party for whom intended, as follows, or to such other address or facsimile number as may be furnished by that Party by notice in the manner provided herein:

If to the Seller:	Summit Consumer Products Inc.
50 W. Liberty St., Suite 880 Reno, Nevada 89501

If to the Buyer:	NFiniTi inc.
Pampana 18, La Cruz, C.P. 63734 La Cruz de Huanacaxtle Navarit, Mexico

7.5 Entire Agreement. This Agreement, the Disclosure Schedules and Exhibits hereto, and any instruments and agreements to be executed pursuant to this Agreement, set forth the entire understanding of the Parties hereto with respect to its subject matter, merges and supersedes all prior and contemporaneous understandings with respect to its subject matter and may not be waived or modified, in whole or in part, except by a writing signed by each of the Parties hereto. No waiver of any provision of this Agreement in any instance shall be deemed to be a waiver of the same or any other provision in any other instance. Failure of any Party to enforce any provision of this Agreement shall not be construed as a waiver of its rights under such provision.

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7.6 Successors and Assigns. This Agreement shall be binding upon, enforceable against and inure to the benefit of, the Parties hereto and their respective heirs, administrators, executors, personal representatives, successors and assigns, and nothing herein is intended to confer any right, remedy or benefit upon any other person. This Agreement may not be assigned by the Seller except with the prior written consent of the Buyer. This Agreement and all of the obligations of the Seller may be assigned by the Buyer without the prior notice to the Seller or written consent of the Seller and upon assignment, all of the rights and obligations of the Buyer shall be the rights and obligations of the Buyer’s designated assignee.

7.7 Amendment and Modification, Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each Party hereto. No waiver by any Party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the Party so waiving. No waiver by any Party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

7.8 Governing Law. This Agreement shall in all respects be governed by and construed in accordance with the laws of the State of Nevada that are applicable to agreements made and fully to be performed in such state, without giving effect to conflicts of law principles.

7.9 Consent to Jurisdiction; Services of Process and Venue. WHILE THE PARTIES HAVE AGREED TO ARBITRATION, IF THE PARTIES DO NOT ARBITRATE, ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT, OR ANY INSTRUMENT OR AGREEMENT TO BE EXECUTED PURSUANT TO THIS AGREEMENT SHALL BE BROUGHT IN THE STATE COURTS OF THE STATE OF NEVADA IN THE COUNTY OF LOS ANGELES, AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH OF THE PARTIES HEREBY IRREVOCABLY ACCEPTS IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE JURISDICTION OF THE AFORESAID COURTS. THE SELLER IRREVOCABLY CONSENT TO THE SERVICE OF PROCESS OUT OF ANY OF THE AFOREMENTIONED COURTS AND IN ANY SUCH ACTION OR PROCEEDING (A) BY SERVING A COPY THEREOF UPON THE AGENT FOR SERVICE OF PROCESS AND (B) MAILING OF A COPY THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO THE ADDRESS FOR NOTICES AS SET FORTH IN SECTION 7.4, SUCH SERVICE TO BECOME EFFECTIVE TEN (10) DAYS AFTER SUCH MAILING. THE SELLER AGREES THAT FAILURE BY THE AGENT FOR SERVICE OF PROCESS TO NOTIFY THE SELLER OF ANY PROCESS SHALL NOT INVALIDATE THE PROCEEDINGS CONCERNED. IN THE EVENT THAT THE APPOINTED AGENT FOR SERVICE OF PROCESS CANNOT OR UNWILLING TO SERVE AS AGENT FOR SERVICE OF PROCESS, THE SELLER SHALL APPOINT ANOTHER AGENT FOR SERVICE OF PROCESS SATISFACTORY TO THE BUYER. THE SELLER AGREE THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS IN ANY MANNER PROVIDED BY LAW. NOTHING HEREIN SHALL AFFECT THE RIGHT OF THE BUYER TO EFFECT SERVICE OF PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST THE SELLER IN ANY OTHER JURISDICTION WHICH THE SELLER SHALL BE FOUND. THE SELLER HEREBY EXPRESSLY AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE JURISDICTION OR VENUE OF ANY SUCH LITIGATION BROUGHT IN ANY SUCH COURT REFERRED TO ABOVE AND ANY CLAIM THAT ANY SUCH LITIGATION HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. TO THE EXTENT THAT THE SELLER HAS OR HEREAFTER MAY ACQUIRE ANY IMMUNITY FROM JURISDICTION OF ANY COURT OR FROM ANY LEGAL PROCESS (WHETHER THROUGH SERVICE OR NOTICE, ATTACHMENT PRIOR TO JUDGMENT, ATTACHMENT IN AID OF EXECUTION OR OTHERWISE) WITH RESPECT TO ITSELF OR ITS PROPERTY, THE SELLER HEREBY IRREVOCABLY WAIVES SUCH IMMUNITY IN RESPECT OF ITS OBLIGATIONS UNDER THIS AGREEMENT AND THE OTHER RELATED DOCUMENTS.

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7.10 Attorneys’ Fees. In the event that any dispute between the Parties should result in arbitration or litigation, the prevailing party in such dispute shall be entitled to recover from the other party all reasonable fees, costs and expenses of enforcing any right of the prevailing party, including without limitation, reasonable attorneys’ fees and expenses, all of which shall be deemed to have accrued upon the commencement of such action and shall be paid whether or not such action is prosecuted to judgment. Any judgment or order entered in such action shall contain a specific provision providing for the recovery of attorneys’ fees and costs incurred in enforcing such judgment and an award of prejudgment interest from the date of the breach at the maximum rate allowed by law.

7.11 Construction. Headings contained in this Agreement are for convenience only and shall not be used in the interpretation of this Agreement. References herein to Articles, Sections and Exhibits are to the articles, sections and exhibits, respectively, of this Agreement. The Disclosure Schedules and Exhibits hereto are hereby incorporated herein by reference and made a part of this Agreement. As used herein, the singular includes the plural, and the masculine, feminine and neuter gender each includes the others where the context so indicates.

7.12 Severability. If any term or provision of this Agreement is held to be invalid or unenforceable by a court of competent jurisdiction, this Agreement shall be interpreted and enforceable as if such provision were severed or limited, but only to the extent necessary to render such provision and this Agreement enforceable. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

7.13 Confidentiality; Public Disclosure. Except as otherwise required by law, stock exchange, listing agency or similar body, each of the Parties hereto hereby agrees that the information obtained pursuant to the negotiation and execution of this Agreement shall be treated as confidential and not be disclosed to third parties who are not agents of one of the Parties to this Agreement.

7.14 Notification of Certain Matters. Each Party shall give prompt notice to the other of (i) the occurrence or non-occurrence of any event, the occurrence or non-occurrence of which is likely to cause any representation or warranty of such party contained in this Agreement to be untrue or inaccurate and (ii) any failure of such Party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section shall not limit or otherwise affect any remedies available to the Party receiving such notice. Further, disclosure pursuant to this Section shall not be deemed to amend or supplement the Disclosure Schedules or Exhibits hereto or prevent or cure any misrepresentations, breach of warranty or breach of covenant.

7.15 Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the Party drafting such agreement or document.

7.16 Counterparts. This Agreement may be executed in counterparts and by facsimile signatures. In the event that any signature is delivered by facsimile transmission, such signature shall create a valid and binding obligation of the Party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile signature page were an original thereof. All such counterparts shall together constitute one and the same instrument.

[Remainder of page left blank intentionally.]

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IN WITNESS WHEREOF, each of the Parties hereto has executed this Agreement as of the date first set forth above.

BUYER: NFINITI INC.

By:	/s/ Michael Noble
Name: Michael Noble
Title: President and Chief Executive Officer

SELLER: SUMMIT CONSUMER PRODUCTS INC.

By:	/s/ Brian Johnston
Name: Brian Johnston
Title: President

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